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                                                             Exhibit 23.2


                       Consent of Independent Auditors


We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of Scholastic Corporation for the registration of $175,000,000 5% Notes Due 2013 and to the incorporation by reference therein of our report dated August 22, 2002, with respect to the consolidated financial statements and schedule of Scholastic Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2002, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

New York, New York
April 28, 2003